INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL COMMENTS ON OUTLOOK
FOR THE FIRST QUARTER OF 2005

St. Louis, Missouri, March 7, 2005 – Furniture Brands International (NYSE: FBN), commented on recent business trends and operations in the first quarter of 2005.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer, said, “Business conditions are relatively unchanged from January when we issued our first quarter results. Against a record sales and earnings quarter last year, revenues for the company are expected to be down in the mid-single digits. This weakness in business is generally affecting both the middle-price companies and the upper-end companies, but it is more pronounced in the casegood business than in the upholstery business. We continue to believe the weakness in consumer confidence is the primary driver of dampened demand in the furniture industry.”

Mr. Holliman concluded, “ We currently estimate our first quarter earnings per share will be at the lower end of the range given at the end of January. We will report the actual results for the first quarter on April 27, 2005.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry;

changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the first quarter represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.